Exhibit (e)(13)
      AMENDMENT dated as of March 16, 2005 to AGREEMENT AND PLAN OF MERGER dated as of February 28, 2005
      AMONG:
      (1) SAP AMERICA, INC., a Delaware corporation (Parent),
      (2) SAPPHIRE EXPANSION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (Sub), and
      (3) RETEK INC., a Delaware corporation (the Company).
      WHEREAS:
      (A) Parent, Sub and the Company entered into an Agreement and Plan of Merger dated as of February 28, 2005 (the Original Agreement); and
      (B) the parties wish to amend certain terms of the Original Agreement as hereinafter provided;
      NOW, THEREFORE, the parties hereto agree as follows:

1.	REFERENCES AND DEFINED TERMS
      All references in the Original Agreement to “the Merger Agreement,” “this Agreement,” “herein,” “hereof,” “hereby,” or “hereunder” shall be deemed to be references to the Original Agreement, as amended by this Amendment. Notwithstanding anything to the contrary in this Paragraph 1, all references in the Original Agreement to “the date of this Agreement” or “the date hereof” shall be deemed to be references to February 28, 2005; provided that the reference in Section 4.21 of the Original Agreement shall be deemed to refer to the date of this Amendment. All terms used herein that are defined in the Original Agreement have the meanings set forth therein.

2.	THE OFFER PRICE
      The dollar amount set forth in Paragraph (B) of the Preamble of the Original Agreement as the defined “Offer Price” is hereby amended to be $11.00.

3.	THE TERMINATION FEE
      The dollar amount set forth in Section 7.6(b) of the Original Agreement as the defined “Termination Fee” is hereby amended to be $25,000,000.

4.	SECTION 4.12 OF THE COMPANY DISCLOSURE SCHEDULE
      Annex 1 to this Amendment replaces Section 4.12 of the Company Disclosure Schedule in its entirety.

5.	ANNEX 1
      The beginning of the third sentence in Annex 1 to the Original Agreement is hereby amended by deleting the phrase “acceptance of such shares for payment or the payment therefor,” and replacing it with “expiration of the Offer”.

6.	EFFECT
      Except as hereby amended pursuant to Section 9.3 thereof, the Original Agreement continues to be, and shall remain, in full force and effect in accordance with its terms with no other modification or waiver. The General Provisions set forth in Article 10 of the Original Agreement are incorporated by reference as if set forth fully herein.

SIGNATORIES
      IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Amendment, all as of the date first written above.

SAP America, Inc.,

By:	/s/ Brad C. Brubaker

Brad C. Brubaker
Authorized Signatory

Sapphire Expansion Corporation,

By:	/s/ James Mackey

James Mackey
President

Retek Inc.,

By:	/s/ Martin J. Leestma

Martin J. Leestma
President and Chief Executive
Officer